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                                                                    EXHIBIT 2.01

                          CERTIFICATE OF INCORPORATION
                                       OF
                              SURETY HOLDINGS CORP.
                             A DELAWARE CORPORATION


         1. The name of the corporation is: Surety Holdings Corp., a Delaware corporation.

         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent as such address is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock which the corporation shall have authority to issue is 200,000,000 and the par value of each of such shares is $0.001 amounting in the aggregate to $200,000.00.

         5. The name and address of each person who is to serve as a director until the first annual meeting of shareholders or until a successor is elected and qualified, is as follows:

     Name                                   Address
     ----                                   -------
Yoshihiro Kamon                             55-515 Hawi Road
                                            Hawi, HI 96719

         6. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

         7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

         8. The name and mailing address of the incorporator is:

                  Erin L. Reilly
                  Corporation Trust Center
                  1209 Orange Street
                  Wilmington, Delaware 19801
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         I, THE UNDERSIGNED, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of April, 1999.



                                      /s/ Erin L. Reilly
                                          --------------
                                          Erin L. Reilly